Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 12, 2013, with respect to the consolidated balance sheets of Elan Corporation, plc as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, included in Perrigo Company plc’s Current Report on Form 8-K filed on August 15, 2014, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3 and related Prospectus.

/s/ KPMG

Dublin, Ireland

November 19, 2014